                                                                   EXHIBIT 10.01


                   SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
             SERVICE AGREEMENT FOR LARGE POWER ELECTRIC SERVICE

         This Agreement made and entered in this 1st day of July 1997, by and between the South Carolina Public Service Authority, hereinafter referred to as "the Authority," and Alumax of South Carolina Inc., hereinafter referred to as the "Customer."

                                 WITNESSETH:

         That in consideration of the mutual covenants and agreements herein contained, the Authority and the Customer covenant and agree with each other as follows:

         1. The Authority shall sell and deliver to the Customer, and the Customer shall purchase and receive from the Authority, the Customer's full requirements for electric service at the Delivery Point(s) specified in the respective Delivery Point Specification Sheets attached to this Service Agreement. Each such Delivery Point Specification Sheet shall, upon its execution, be a part of this Service Agreement, and shall include the service specifications for the provision of service at the corresponding Delivery Point.

         2. A change in the service specifications at a Delivery Point shall require a new Delivery Point Specification Sheet to be executed to replace the previous Delivery Point Specification Sheet for that Delivery Point.

         3. This Service Agreement adopts and incorporates by reference all of the provisions of the Authority's Large Light and Power Rate Schedule L-96 and all riders thereto (collectively, "Schedule L"), and its associated General Terms and Conditions, as such Schedule L and General Terms and Conditions may be changed from time to time.

         4. The Customer shall pay the Authority monthly for electric service rendered hereunder pursuant to the applicable Rate Schedule and in accordance with the billing and payment provisions of Schedule L and the General Terms and Conditions.

         5. This Service Agreement may not be assigned by either party without the prior written consent of the other party, provided, however, such consent shall not be unreasonably withheld.

         6. If any provision of the Delivery Point Specification Sheet of this Service Agreement is inconsistent with any provision of any applicable rate schedule or associated riders, the provisions of the Delivery Point Specification Sheet shall prevail.

         7. Subject to the provisions hereinbefore contained, this contract shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the Authority and the Customer have caused this Service Agreement for the Large Power Electric Service to be executed in duplicate in their names by their respective duly authorized officials, as of the day and year first above written.

ATTEST:                                  SOUTH CAROLINA PUBLIC SERVICE AUTHORITY


BY: /s/ Deborah M. Shipley             BY: /s/ P.G. Edwards
   ---------------------------------       ------------------------------------

ATTEST:                                Alumax of South Carolina. Inc. (CUSTOMER)
                                       ----------------------------------------

BY: /s/ Virgie L. Horne                BY: /s/ Paul G. Campbell, Jr.
   ---------------------------------       -------------------------------------

                   SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
             SERVICE AGREEMENT FOR LARGE POWER ELECTRIC SERVICE
                     DELIVERY POINT SPECIFICATION SHEET

1. Electric Service Supplied to: ALUMAX OF SOUTH CAROLINA, INC. (the "Customer")

2. Delivery Point Information:

   (a) Name:        Alumax of South Carolina, Inc., Mt. Holly Plant

   (b) Description: Point on Customer's property at which Customer's conductors connect with the secondary bushings of the Authority's 230 kV transformers.

   (c) Location:    Goose Creek, South Carolina

3. Original Effective Date of Delivery Point:  September 23, 1977

4. Effective Date of this Specification Sheet: July 1, 1997

5. Initial Contract Demand(s):

   (a) Firm Power Contract Demand:           158,000 kW
   (b) Supplemental Power Contract Demand:   142,000 kW
   (c) Interruptible Power Contract Demand:   40,000 kW
   (d) Off-Peak Power Contract Demand:             0 kW
   (e) Economy Power Contract Demand:              0 kW
   (f) Standby Power Contract Demand:              0 kW

6. Electric Service Supplied: 34.500 volts (nominal) 3 Phase

7. Metering Data:

   (a) Metered Voltage:  34.5 kV
   (b) Location:         Low Voltage side of Authority's 230 kV Transformers
   (c) Compensation:     None

8. Provisions for Special Facilities or Conditions:

   (a) Agreed Term

       Notwithstanding any provision of the Service Agreement or Schedule L to the contrary, neither party shall terminate the Service Agreement during the Agreed Term, which shall be the period extending from the Effective Date of this Delivery Point Specification Sheet through December 31, 2005.

(b)    Applicable Rate Schedules

       (1) Notwithstanding any provision of the Service Agreement or Schedule
   L to the contrary, the rates, terms and conditions applicable to the Customer during the Agreed Term shall be those set forth in the Authority's Large Light and Power Rate Schedule L-96 and its associated General Terms and Conditions, as adopted by the Authority on January 22, 1996, supplemented by Rider L-96-I thereto, the Authority's Fuel Adjustment Clause, FAG-96, and the Authority's Demand Sales Adjustment Clause, DSC-96, all as adopted by the Authority on January 22, 1996, and Rider L-97-SP, as adopted by the Authority on June 30, 1997, such that no changes to such Rate Schedule L-96, its associated General Terms and Conditions, Rider L-96-I, Rider L-97-SP, FAG-96, or DSC-96 shall be effective as to service to the Customer hereunder during the Agreed Term.

                   SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
             SERVICE AGREEMENT FOR LARGE POWER ELECTRIC SERVICE
                     DELIVERY POINT SPECIFICATION SHEET

8. Provisions for Special Facilities or Conditions: (cont'd)

         (2) If this Agreement is not terminated at the end of the Agreed Term in the manner specified in Section 12 of Attachment A of Schedule L, such that the Authority continues to serve the Customer hereunder beyond the Agreed Term, the rates, terms and conditions applicable to the Customer hereunder after the Agreed Term shall be the Authority's then-applicable Schedule L and its associated General Terms and Conditions and applicable riders thereto.

         (3) Subject to Section 4(A)(2) of Schedule L and Section 9 of Attachment A to Schedule L, the Customer's Firm Billing Demand for each Billing Month of the Agreed Term shall be 100% of the Customer's then current Firm Contract Demand, notwithstanding the provisions of Section 4(A)(1) of Schedule L to the contrary.

   (c)   Changes in Contract Demands

         (1) The Customer's Firm Power Contract Demand and Interruptible Power Contract Demand shall be subject to change by either party as specified in Schedule L and Rider L-96-I; provided, however, that, except as specifically set forth below, no such change shall be effective prior to the end of the Agreed Term:

                (a) Notwithstanding any provision of Rider L-96-I to the
                    contrary, upon six (6) months' prior written notice to the Authority, the Customer shall have the right to increase its Interruptible Power Contract Demand to not more than 60,000 kW.

                (b) Notwithstanding any provision of Rider L-96-I and Rider
                    L-97-SP to the contrary, on and after January 1, 2000, the Customer shall have the right to convert any portion of its then-current Interruptible Power Contract Demand to Supplemental Power Contract Demand upon twelve (12) months' prior written notice to the Authority.

         (2) The Customer's Supplemental Power Contract Demand shall be subject to change by either party as specified in Rider L-97-SP; provided, however, that no such change shall be effective prior to January 1, 2000.

   (d)   Curtailments and Reductions of Supplemental Power

         Notwithstanding any provision of Rider L-97-SP to the contrary, the parties hereto agree that:

         (1) Each curtailment or reduction in the Customer's Supplemental Power Contract Demand by the Authority or the Customer pursuant to Section 4 of Rider L-97-SP shall be in an amount of either 100% or 50% of the Customer's then current Supplemental Power Contract (prior to giving effect to any prior such curtailment or reduction).

         (2) During the Agreed Term and prior to the date on which Retail Access (as hereinafter defined) becomes available to the Customer, the Authority shall not give any notice of curtailment pursuant to Section 4 of Schedule L-97-SP unless the Authority determines, in its sole judgement reasonably exercised, that the curtailment will reduce or eliminate a need for new generating capacity that would, but for the curtailment, be needed by the Authority in order for the Authority to have available generating capacity (including reserves) sufficient to provide adequate service to the Authority's firm retail and wholesale loads (including firm off-system sales existing as of the Effective Date), including such a need for new generating capacity caused by a lack of transmission capacity on an adjacent electric transmission system or at an interface with such a system.

                   SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
             SERVICE AGREEMENT FOR LARGE POWER ELECTRIC SERVICE
                     DELIVERY POINT SPECIFICATION SHEET

8. Provisions for Special Facilities or Conditions: (cont'd)

         (3) In the event that the Authority provides notice of a curtailment pursuant to Section 4 of Schedule L-97-SP, the price or prices to be quoted by the Authority pursuant to Section 4(B)(1) of Rider L-97-SP for the first twelve (12) months of the curtailment shall be the Authority's best reasonable estimate of the highest price that the Authority could reasonably expect to obtain by selling the entire quantity of curtailed power to another customer or customers, excluding the costs of transmission beyond the Authority's own transmission system and also excluding distribution costs. Such price or prices shall be based on sales that in the aggregate represent a block of power with the reasonably expected load factor of the curtailed power.

         (4) Notwithstanding any provision of Schedule L or Rider L-96-EP thereto to the contrary, in the event that the Authority provides notice of a curtailment pursuant to Section 4 of Schedule L-97-SP the Customer shall, by having given sixty (60) days' prior written notice to the Authority, be permitted to purchase Economy Power from the Authority under Rider L-96-EP, or any successor thereto which shall be effective at the time, to replace some or all of the power and energy that the Customer would have purchased as Supplemental Power under Rider L-97SP but for such curtailment by the Authority. Each such notice by the Customer shall set forth (i) the maximum amount of such Economy Power, in kW, the Customer desires to purchase from the Authority during the period of curtailment, which such maximum amount shall be deemed to be the Customer's Economy Power Contract Demand under Rider L-96-EP, or applicable successor thereto, during the period of the curtailment. In such event, the Customer's purchase and use of Economy Power, and the availability thereof, shall be fully subject to the provisions of such Rider L-96-EP, or applicable successor thereto.

             Any increase in Economy Power Contract Demands hereunder shall be only for the months in the Customer's request and notwithstanding any provision of Schedule L or the Rider L-96-EP, or the applicable successor thereto, to the contrary, the Customer's Economy Power Contract Demand for all other months shall not be increased as a result of such notice and such notice shall not cause the Customer to pay any increased reservation charge or any other increased billing charge for any months other than the months in the Customer's notice that would not have been payable absent such notice.

         (5) Notwithstanding any provision of Schedule L to the contrary, during the Agreed Term and prior to the date on which Retail Access (as hereinafter defined) becomes available to the Customer, in the event that the Authority provides notice of a curtailment pursuant to Section 4 of Schedule L-97-SP, the Customer may, by giving sixty (60) days' prior written notice to the Authority, reduce its Firm Power Contract Demand for the period of such curtailment by an amount equal to 15,000 kW for each 50% increment of curtailment called for by the Authority. In such event, the options available to the Customer for replacement of Supplemental Power hereunder and under Rider L-97-SP shall also be available to the Customer for replacement of the amount of Firm Power that the Customer otherwise would have purchased from the Authority as Firm Power under Schedule L but for such reduction.

        (6) If and to the extent that Retail Access (as defined herein) is available to the Customer, the Customer shall be permitted to obtain electric power and energy from one or more alternative sources to replace some or all of the power that the Customer otherwise would have purchased from the Authority as Supplemental Power under Rider L-97-SP but for curtailment by the Authority or reduction by the Customer pursuant to Section 4 of Rider L-97-SP; provided, however, that nothing herein shall relieve the Customer of any obligation(s) it may have to purchase and pay the Authority for transmission services (including related ancillary services) and any applicable stand-by services pursuant to then-effective rate schedules of the Authority for such services. In such event, it shall be the responsibility of the Customer to apply for and obtain all necessary transmission services (including related ancillary services) and any applicable stand-by services from the Authority in accordance with the rates, terms and conditions of then-effective rate schedules of the Authority for such services. Nothing herein shall be deemed to convey to the Customer any right to obtain such services that the Customer would not otherwise have in the absence of the Customer's Service Agreement.

                   SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
             SERVICE AGREEMENT FOR LARGE POWER ELECTRIC SERVICE
                     DELIVERY POINT SPECIFICATION SHEET



8. Provisions for Special Facilities or Conditions: (cont'd)

   (e) Credit for Prior Service

       Upon the Effective Date hereof, the costs of the Customer's purchases of Curtailable Supplemental Power from the Authority under Rider L-94-SP during the period beginning January 1, 1997, up to but not including such Effective Date shall be recalculated using the rates set forth in the Rider L-97-SP, and the Customer shall be provided a credit for the difference resulting from such recalculation, in equal monthly installments over the nine (9) months following such Effective Date.

   (f) Other Terms

       (1) Electrically Isolated Loads: Nothing herein is intended to prevent the Customer from serving any load or loads at its premises from other sources or suppliers, to the extent permitted by law, provided that (i) such load or loads are electrically separate from the load or loads served by the Authority, and (ii) any switching of loads from the Delivery Point to any other source or supplier shall not relieve the Customer of any of the billing provisions of Schedule L (including all applicable riders thereto) unless and until the Customer's contract demands are reduced as permitted hereunder and by the provisions of Schedule L (including all applicable riders thereto).

       (2) Transmission Planning: Notwithstanding any provision hereof or Schedule L to the contrary, the Authority shall use its reasonable best efforts, consistent with good utility practice, to plan and construct such transmission facilities as may be reasonably necessary to serve the Customer's electric power and energy requirements at the Delivery Point, up to the then-current levels of the Customer's contract demands under Schedule L and various riders thereto from the Authority's own generation facilities and points of interconnection with other electric transmission systems where the Authority plans to take deliveries of purchased power.

       (3) Retail Access: As used herein, "Retail Access" shall mean the right of the Customer to purchase power from a supplier other than the Authority and have the Authority deliver such power to the Delivery Point using the Authority's transmission and/or distribution facilities, such right being established after the adoption of Rider L-97-SP by (i) legislation by the State of South Carolina or the United States, or by (ii) a policy voluntarily adopted by the Authority to allow such Retail Access to all of its Large Light and Power customers. Notwithstanding the foregoing, for purposes hereof, Retail Access shall be deemed to be unavailable prior to January 1, 2000. The adoption of Rider L-97-SP by the Authority shall not be deemed to be a voluntary grant of Retail Access by the Authority.

       (4) Stranded Costs: The parties hereto recognize and agree that the issue of electric industry deregulation and particularly "stranded costs" (as that term is defined and recognized generally in the industry) may eventually be addressed and resolved by the Congress of the United States, the South Carolina General Assembly or other legislative or regulatory body, and that such resolution may take any number of forms and include varying rights and obligations which the parties, as of the Effective Date, cannot reasonably determine. Therefore, the parties expressly state that nothing herein is intended by the parties as a waiver of any right, remedy or argument that a party may have with respect to any electric industry deregulation issue, including stranded costs.

       (5) Guaranty: Alumax, Inc., the Customer's parent corporation, shall execute a written guaranty which absolutely and unconditionally guarantees the full and timely discharge of all obligations of the Customer under this Service Agreement. The execution of such guaranty is a condition precedent to the Authority supplying service to the Customer hereunder.

       (6) Prior Agreements: As of its Effective Date, this Service Agreement shall replace and supersede all pre-existing agreements between the Authority and the Customer.

                   SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
             SERVICE AGREEMENT FOR LARGE POWER ELECTRIC SERVICE
                     DELIVERY POINT SPECIFICATION SHEET

8. Provisions for Special Facilities or Conditions: (cont'd)

     IN WITNESS WHEREOF, the Authority and the Customer have each caused this Delivery Point Specification Sheet, which is to be incorporated into the Service Agreement for Large Power Electric Service, dated July 1, 1997, to be executed in their names by their respective duly authorized officials on this 1st day of July, 1997

ATTEST:                               SOUTH CAROLINA PUBLIC SERVICE AUTHORITY



BY: Deborah M. Shipley                BY: P.G. Edwards
    -------------------------------      -------------------------------------



ATTEST:                               Alumax of South Carolina. Inc. (CUSTOMER)
                                      ----------------------------------------

BY: Virgie L. Horne                   BY: Paul G. Campbell Jr.
    -------------------------------      -------------------------------------

                   SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
                               (SANTEE COOPER)
                            LARGE LIGHT AND POWER
                                SCHEDULE L-96



Section 1. Availability:

         (A) Service hereunder is available at Delivery Points on or near the transmission facilities of the Authority at which the Customer has a potential demand for electric service of at least 1,000 kW; provided, however, that service hereunder shall not be available for service to large, highly fluctuating or otherwise unusual loads without the agreement of the Authority.

         (B) Subject to the terms of this Rate Schedule and the General Terms and Conditions of Large Power Electric Service (hereinafter, "General Terms and Conditions") attached hereto as Attachment A and made a part hereof, service hereunder is available, at individual Delivery Points each satisfying the requirements of the foregoing paragraph, to (i) industrial, commercial, and governmental Customers of the Authority, and (ii) municipal and cooperative wholesale Customers of the Authority for service, at each such Delivery Point, to an industrial, commercial, or governmental customer of such wholesale customer.

         (C) Except as may be otherwise provided in the Standby Service Rider L-96-SB, this Rate Schedule is not available for breakdown, standby, supplementary, or auxiliary service, and service hereunder shall not be used in parallel with other sources of electric power. Except with respect to service to municipal and cooperative Customers of the Authority, as provided in the foregoing paragraph, service hereunder shall not be sold for resale or exchange or shared with others.

         (D) Prior to the provision of service hereunder at one or more Delivery Points, the Customer shall be required to enter into an Agreement for Large Power Electric Service (hereinafter, "Service Agreement") of the form prescribed in the General Terms and Conditions which may be modified by the Authority from time to time.

Section 2. Character of Service:

         (A) Electric power and energy delivered hereunder shall be unregulated, three-phase alternating current, at a frequency of approximately 60 Hertz, at one of the Authority's standard nominal voltages of 480 volts or higher. Separate supplies for the same Customer at different locations and/or at different voltages shall be considered separate Delivery Points. Multiple Delivery Points shall be separately metered and billed. Only one transformation will be provided hereunder from the available transmission voltage.

         (B) "Firm Power," as used herein, shall refer to electric power and energy purchased by the Customer hereunder, other than electric power and energy purchased by the Customer pursuant to an applicable rider or riders hereto.

Section 3. Monthly Rates and Charges:

         (A) Monthly Customer Charge:

             A monthly charge for each Delivery Point of..............$1,200.00.

         (B) Charges for Standard Firm Power Service:

             The monthly charges for Firm Power hereunder shall include the following charges:

(1) Monthly Demand Charge:

    (a) Base Demand Charge:

        For the first 300 kW or less of Finn Billing Demand........................   $3,228.00.

        All Additional kW of Firm Billing Demand @.................................   $   10.76.

    (b) Transformation Discount:

        Whenever the Customer takes delivery at available transmission voltage
        (69 kV or greater) and provides the necessary transformation from the available transmission voltage, the foregoing Base Monthly Demand Charge shall be reduced by $0.50/kW.

    (c) Excess Demand Charge:

        For each kW of the Customer's Measured Demand that is classified as Excess Demand, a charge, in addition to the Base Demand Charge, of $6.00/kW.

    (d) Excess Reactive Demand Charge:

        Each kVAr of Excess Reactive Demand @.......................................  $    0.44/kVar.

    (e) Demand Sales Adjustment:

        For each kW of Firm Billing Demand, a credit or charge, if any, determined from time to time pursuant to the Authority's Demand Sales
        Adjustment Clause DSC-96, or its currency applicable successor clause, if any.

(2) Energy Charge:

    (a) Base Energy Charge:

        All kWh @..................................................................   $  0.0219/kWh.

    (b) Fuel Adjustment Charge:

        For each kWh, the charge per kWh determined for the month pursuant to the Authority's Fuel Adjustment Clause FAC-96, or its currently applicable successor clause, if any, with "F(b)/S(b)" and "K" of the formula in said clause being equal to $0.0169/kWh and .085, respectively.

         (C) Charges Under Applicable Riders:

             The monthly charges hereunder shall include the charges for services provided the Customer under any and all applicable riders hereto.

         (D) Monthly Facilities Charges:

             In the event service to the Customer requires the Authority to provide facilities in addition to, or different from, facilities normally provided by the Authority, and the Authority provides such facilities, the Customer also shall pay the Authority a Monthly Facilities Charge, in addition to all other charges hereunder. Such Monthly Facilities Charge shall be equal to 1.4% of the original installed cost of such facilities.

         (E) Minimum Monthly Bill:

             The minimum monthly bill shall consist of the sum of (i) the Monthly Customer Charge, (ii) the Monthly Facilities Charge, if any, (iii) the Monthly Demand Charge for Firm Power Service, and (iv) the minimum monthly charges, if any, determined pursuant to any applicable rider or riders under which the Customer also receives service from the Authority.

         (F) Taxes and Other Assessments:

             Amounts for "payments in lieu of taxes", as prescribed by the Code of Laws of South Carolina ss.58-31-80, ss.58-31-90, and ss.58-31-100, as amended, have been included in the establishment of the foregoing monthly rates and charges. The total monthly billing amount hereunder also shall be subject to all other taxes, payments in lieu of taxes, franchise fees, assessments, and surcharges imposed by any governmental authority. In addition, South Carolina Sales Tax, if any, will be added to each bill unless the Customer has furnished the Authority evidence of specific exemption secured by the Customer from the South Carolina Tax Commission or its successor.

Section 4. Determination of Demands:

         (A) Firm Billing Demand:

             (1) The Firm Billing Demand for each Billing Month shall be the greater of (i) that portion of the Customer's Measured Demand for such Billing Month not served under any applicable rider or riders hereto pursuant to which the Customer also receives service, (ii) eighty percent (80%) of the Firm Contract Demand for such Billing Month, or (iii) if the Customer receives Firm Power only, then the Customer's Firm Billing Demand shall not be less than 1,000 kW.

             (2) In the event that, during any Billing Month, the provision of service by the Authority hereunder is interrupted for a period of four (4) or more consecutive hours as a result of an occurrence of one of the circumstances set forth in Section 9(A) of the General Terms and Conditions, the Finn Billing Demand for such Billing Month will be reduced by the proportion which the number of hours of such interruption bears to the total number of hours in the Billing Month.

         (B) Measured Demand:

             Subject to the applicable provisions, if any, of any rider or riders hereto pursuant to which the Customer also receives service, the Measured Demand for each Billing Month shall be the maximum 30-minute integrated kW demand of the customer during such Billing Month; provided, however, that if the Customer's load is unbalanced between phases by more than ten percent (10%), the Authority, at its sole option, may (i) require the Customer, at the Customer's expense, to make the changes necessary to correct such condition, and/or (ii) assume that the load on each phase is equal to the greatest load on any phase.

         (C) Firm Contract Demand:

             (1) Except as otherwise provided herein, the Firm Contract Demand applicable to each Delivery Point during each Billing Month shall be the maximum amount of Firm Power, in kilowatts, that the Customer shall have requested and the Authority shall have agreed to supply during such Billing Month, as evidenced in the Delivery Point Specification Sheet for the Delivery Point that is attached to, and made a part of, the Service Agreement between the Customer and the Authority. During the first twelve (12) months of service to a new Delivery Point, the Authority, at its sole option, may agree to adjust the Customer's Firm Contract Demand on a month-to-month basis and/or to forego the application of the Section 4 (D) hereinbelow, in order to allow the Customer and the Authority an adequate build-up or phase-in of operations; provided, however, that the Authority reserves the right to condition such agreement on such additional terms and conditions as the Authority deems appropriate for the circumstances.

             (2) Except as otherwise provided herein or in the General Terms and Conditions, the Customer may reduce its Firm Contract Demand for a Delivery Point, for any twelve month period and subsequent twelve month period(s), to not less than 300 kW by providing prior written notice of such reduction to the Authority at least one year prior to the beginning of the first period to which the notice applies; provided, however, that (i) no such reduction shall become effective before the fifth anniversary of service to the Delivery Point, and provided further that (ii) the greatest amounts of such reductions shall be as follows:

                 (a) For the first twelve month period to which such notice applies, the maximum reduction shall be the greater of 5,000 kW or 25% of the Firm Contract Demand for such year.

                 (b) For the second succeeding twelve month period, the maximum reduction shall be the greater of 10,000 KW or 50% of the Firm Contract Demand for such year.

                 (c) For the third succeeding twelve month period, the maximum reduction shall be the greater of 15,000 kW or 75% of the Firm Contract Demand for such year.

                 (d) For the fourth and subsequent twelve month period(s), the maximum reduction shall be 100% of the respective Firm Contract Demand(s) for such years.

             Notices of such reductions in the Customer's Firm Contract Demand shall be irrevocable once given.

             (3) The Customer's Firm Contract Demand, once established or reduced, may be increased only (i) pursuant to the terms of this Rate Schedule or applicable rider(s) hereto under which the Customer also receives service, or
(ii) by mutual agreement between the Authority and the Customer evidenced by the execution of a new, revised Delivery Point Specification Sheet for the Delivery Point to which the increase is to apply. The Authority shall be under no obligation to agree to any such increase but shall give good faith consideration to each such request. In such an event, the Authority may require additional, special terms and conditions applicable to service to the Customer to be included in the aforementioned new Delivery Point Specification Sheet.

             (4) Notwithstanding any other provisions hereof, in no event shall the Customer's Firm Contract Demand be less than the amount, if any, by which the sum of the Customer's then current contract demands under all applicable riders hereto is less than 1,000 kW.

         (D) Excess Demand:

             (1) The Customer's Excess Demand for each Billing Month shall be that portion of the Customer's Measured Demand for such Billing Month, if any, that exceeds the sum of (i) the Customer's then current Firm Contract Demand hereunder and, where applicable, (ii) the Customers' Billing Demand(s), if any, under any applicable rider or riders to which the Customer also receives service from the Authority.

             (2) Notwithstanding the foregoing or any other provision of this Rate Schedule or the General Terms and Conditions to the contrary, in the event that (i) the Customer's rate of use of electricity at a Delivery Point exceeds the sum of (a) the Customer's then current Firm Contract Demand hereunder and, where applicable, (b) the Customer's then current Contract Demand(s), if any, under applicable riders hereto, and (ii) the Customer fails to comply promptly with a request by the Authority to reduce such rate of use so as not to exceed such aggregate Contract Demand, the Customer's Firm Contract Demand(s) for such Delivery Point for the current and subsequent Billing Months, shall at the Authority's sole option, be increased, from what it otherwise would have been, by the amount of such excess. In addition, in such event, the Customer shall be liable for any damage to the Authority's facilities caused by such excess.

             (3) Notwithstanding the foregoing or any other provision of this Rate Schedule or the General Terms and Conditions, the Authority shall be under no obligation whatsoever to supply demands in excess of the Customer's aggregate Contract Demand(s), and nothing herein shall be construed as restricting the right of the Authority to take such steps as the Authority may deem necessary, including without limitation complete interruption of service to the Customer, to limit the Customer's demand so as not to exceed the Customer's aggregate Contract Demands.

         (E) Excess Reactive Demand:

             The Customer's Excess Reactive Demand for each Billing Month shall be the amount, if any, by which the Customer's maximum 30 minute integrated reactive demand, in kilovars (kVAR), during such Billing Month exceeds 48.5% of the Customer's Measured Demand, in kilowatts (kW), for such Billing Month.

Section 5. Additional Terms and Conditions:

             Service under this Rate Schedule, including service under all applicable riders hereto, is subject to the then currently efective General Terms and Conditions and the Service Agreement between the Customer and the Authority.

                      Adopted    January 22, 1996
                             ---------------------------------------------------
                      Effective for service rendered on and after April 1, 1996.




Supersedes:
Schedule L-95, Effective April 1, 1995

                                                             Rate Schedule L-96
                                                                   Attachment A

                    SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
                               (SANTEE COOPER)

                         General Terms and Conditions
                                       of
                          Large Power Electric Service

SECTION 1. CONTRACT FOR SERVICE

         (A) As a condition precedent to the Authority supplying electric service under the Authority's Large Light and Power Rate Schedule L-96 and/or any and all riders thereto (collectively, "Schedule L"), to which these General Terms and Conditions are attached and made a part of, the Customer shall execute a Service Agreement in the form hereinafter provided as Exhibit I hereto. When executed by the Customer and the Authority, such Service Agreement, together with Schedule L, these General Terms and Conditions, and applicable notices of Contract Demands accepted by the Authority, shall constitute the entire contract for service between the Authority and the Customer.

         (B) In the event of any conflict between these General Terms and Conditions and the provisions of the Service Agreement or Schedule L, the provisions of the Service Agreement or Schedule L shall govern.

         (C) Nothing contained in any and all parts of Schedule L, the Service Agreement, and these General Terms and Conditions, shall be construed as affecting in any way the right of the Authority to make changes to any and all parts of such documents as provided by law.

         (D) A separate Delivery Point Specification Sheet, in the form hereinafter provided as Exhibit II hereto, shall be prepared and executed by the Authority and the Customer for each Delivery Point at which the Customer is to receive service. Each such Delivery Point Specification Sheet, shall be deemed to be attached to, and made a part of, the Service Agreement between the Customer and the Authority.

         (E) As used herein, "Delivery Point" refers to the point or points at which the electrical conductors (including bus bars) of the Authority are connected to the electrical conductors of the Customer or, in the case of service hereunder to a municipal or cooperative wholesale Customer of the Authority, to the conductors of that Customer or a retail customer of wholesale Customer. The Authority shall normally provide one three-phase service at a single voltage at each Delivery Point. Separate supplies for the same Customer at different locations and/or at different voltages shall be considered separate Delivery Points. Multiple Delivery Points shall be separately metered and billed.

SECTION 2. CONDITIONS OF SERVICE

         (A) The Authority's agreement to provide electric service on the date specified for electric service to each Delivery Point, subject to proper written notice as set forth in the applicable Rate Schedule, is contingent upon the Authority's ability to acquire, at a sufficient time prior to the date for commencement of such service, the necessary State and Federal approvals and the necessary rights of way and equipment for providing such electric service.

                                                             Rate Schedule L-96
                                                                   Attachment A

          (B) With respect to facilities installed by the Authority to provide electric service to the Customer, the Authority reserves the right to use any available capacity of such facilities not needed for such service to supply other customers of the Authority.

SECTION 3. ELECTRIC SERVICE PROVIDED

         (A) The Authority will provide electric service to Customer in the form of unregulated, three-phase alternating current at a frequency of approximately 60 Hertz.

         (B) The Authority will provide electric service pursuant to the provisions of Schedule L at the nominal voltage desired by Customer provided such voltage is generally available in the area in which the electric service is desired. For Delivery Points existing on the date these General Terms and Conditions become effective, the nominal voltage supplied shall be the Authority's present nominal delivery voltage at such Delivery Points.

          (C) The Authority will provide electric service for each Delivery Point at the nominal voltage specified in the Exhibit II to the Service Agreement for the Delivery Point, unless the Authority notifies the Customer in writing that the voltage will be changed to a specified higher or lower voltage in accordance with usual utility practices. In such cases, the Customer at the Customer's own expense will design, engineer, install, construct or modify, operate, and maintain facilities to such higher or lower voltage.

SECTION 4. MONTHLY BILLING AND PAYMENT

          (A) The Authority shall render to the Customer, after the end of each Billing Month, a bill setting forth the charges, as specified in Schedule L, for such Billing Month. "Billing Month" refers to a period between successive meter readings, which shall normally be once per month.

          (B) All bills shall be on a net basis, and each such bill shall be due and payable in good funds at the office of the Authority in Moncks Corner, South Carolina, or at such other place as the Authority may designate, within ten (10) days after the date on which the bill is mailed or otherwise rendered. If payment is not received within twenty-five (25) days after the date the bill is mailed or otherwise rendered, the amount of the bill shall be increased on the next bill rendered and on subsequent bills rendered each month thereafter until paid by the larger of one hundred dollars ($100.00), or two percent (2%) of the amount then outstanding including late payment charges. If payment is not made within thirty (30) days are the bill is mailed or otherwise rendered, the Authority may discontinue service until all past due bills are paid in full. Discontinuance of the service shall not relieve the Customer of any liability for the agreed Minimum Monthly Bill(s) for the period(s) of time service is so discontinued.

SECTION 5. METERING AND MEASUREMENT

          (A) Power and energy shall be metered by the Authority at, or as if at, each Delivery Point.

          (B) Not less frequently than once each year, the Authority shall make periodic tests and inspections of meters installed by it. At the request of the Customer, the Authority shall make additional tests or inspections. Readings of metering instruments found to be in error by more than two percent (2%) either fast or slow will be corrected and credits or debits made to the Customer's account accordingly. Such correction shall apply for a period of not more than thirty (30) days prior to the date of test unless a longer period of inaccuracy can be definitely determined. The Customer shall pay all costs resulting from additional tests requested by the Customer if tests show meters to be accurate within two percent (2%).

                                                             Rate Schedule L-96
                                                                   Attachment A

SECTION 6. USE OF SERVICE

          (A) Power shall be used in such manner as will not cause objectionable voltage fluctuations or other electrical disturbances on the Authority's system. If such fluctuations and disturbances become objectionable, the Authority may require the Customer, at the Customer's own expense, to install appropriate corrective equipment.

          (B) The Service Agreement shall not be assigned by the Customer without approval in writing by the Authority. Service hereunder is exclusively for use by the Customer, and is not to be resold or shared with others. In consideration of the terms of the Service Agreement and these General Terms and Conditions, and in recognition of the fact that the supplying of power and energy from more than one source to the Customer's Facilities may adversely affect safety and the Authority's operations, the Customer agrees not to accept electrical service for said plant operations from any source other than the Authority during the terms of the Service Agreement.

SECTION 7. NEW DELIVERY POINTS

          (A) To establish a new Delivery Point, the Customer must execute with the Authority a new Delivery Point Specification Sheet for the new Delivery Point prior to the date upon which the new Delivery Point is to be placed in service. Such new Delivery Point Specification Sheet shall be attached to, and made a part of, the Service Agreement and shall include any special provisions required for the establishment of the new Delivery Point. The execution of such Delivery Point Specification Sheet shall be a condition precedent to the Authority's supplying electric service to the Delivery Point.

          (B) The Authority shall not be obligated to establish any new Delivery Point if it is reasonably determined by the Authority that, consistent with Prudent Utility Practice, the new Delivery Point is not necessary or appropriate for the delivery of power to serve load on the Customer's system.

          (C) The Authority shall not be obligated to establish any new Delivery Point if after exercising due diligence the Authority cannot obtain all necessary State and Federal approvals, rights-of-way, and equipment. The Customer shall support all State and Federal filings that the Authority deems necessary (i) for supplying capacity and energy to the new Delivery Point, (ii) for the construction and permitting of the new Delivery Point, and (iii) such other facilities as the Authority deems necessary for the new Delivery Point.

          (D) The Customer or potential Customer requesting the establishment of a new Delivery Point shall submit a detailed written request to the Authority specifying the requirements of such Delivery Point.

          (E) Except as otherwise provided herein, the Customer is responsible for the installation, operation and maintenance of all necessary poles, lines, substations, transformers, switches, protective equipment, and other equipment (except the Authority's metering equipment) necessary for the establishment of a new Delivery Point, and for all facility rearrangements on the Customer's side of such Delivery Point that are required for the establishment thereof.

          (F) Substantial and/or material modifications to an existing Delivery Point shall be deemed to constitute the termination of such Delivery Point and the establishment of a new Delivery Point.

                                                             Rate Schedule L-96
                                                                   Attachment A

SECTION 8. DELIVERY POINTS AND OTHER FACILITIES

          (A) The service specifications for each Delivery Point shall be as prescribed in the corresponding Delivery Point Specification Sheet.

          (B) For each Delivery Point, the Customer shall provide, free of cost to the Authority, a suitable site on the premises for the installation by the Authority of equipment for rendering service hereunder. The Customer shall also provide for the safekeeping of this equipment and shall not permit anyone other than authorized employees and agents of the Customer and employees and agents of the Authority to have access thereto.

          (C) The Customer hereby grants to the Authority for the entire term of this contract, free of cost, the right to construct, operate and maintain on property owned, leased or controlled by the Customer, a poles, conductors, appurtenances and equipment whatsoever reasonably necessary or desirable for supplying service hereunder to each Delivery Point. The Authority shall also have a rights of access to said property reasonably necessary or desirable for the aforesaid purposes and the right to remove all or any portion of the Authority's property at any time during the term of this contract or within a reasonable time thereafter. All property, structures and facilities erected by the Authority on property of the Customer are recognized and agreed by the parties to be removable trade fixtures, which shall be and remain personal property of the Authority whether affixed to the realty or not.

          (D) Employees of the Authority shall be allowed access to the service installation site at all reasonable hours for the purpose of reading the metering instruments, inspecting the property of the Authority, removing such property, and for other purposes incident to the supplying of service to the Customer.

          (E) All electrical facilities used or constructed by the Customer must conform to accepted modern practice and to applicable state and local requirements and must conform to the requirements of the National Electrical Safety Code and National Electrical Code.

          (F) All facilities on the Customer's side of each Delivery Point shall be considered the system of the Customer, shall be paid for by the Customer, and shall be installed, operated, and maintained by the Customer at the Customer's expense; provided, that (i) the Authority's metering equipment, if any, located on the Customer's side of a Delivery Point will be owned, installed, operated, and maintained by the Authority; and (ii) the Authority shall have the right, at the Authority's option, to install and/or maintain such other facilities on Customer's side of a Delivery Point as the Authority may elect in the interests of system reliability.

          (G) The Customer shall not utilize, or allow to be utilized, any equipment, appliance, or device that tends to unreasonably adversely affect the system of the Authority. The Customer shall maintain a reasonable electrical balance between the phases at each Delivery Point.

          (H) The Customer shall install and maintain suitable protective devices on the Customer's system in order to afford reasonably adequate protection to the facilities of the Authority against adverse conditions or disturbances originating on Customer's system. Such protective devices shall be in accordance with the applicable industry standards relating to such equipment and with such other requirements as the Authority may reasonably deem necessary.

                                                             Rate Schedule L-96
                                                                   Attachment A

          (I) The Authority shall install, own, operate, and maintain all lines and equipment located on the Authority's side of each Delivery Point, as well as the meter and metering equipment and, if applicable, any backup meter and metering equipment that may, at the Authority's option, be located on Customer's side of each Delivery Point. In such cases, Customer shall provide a location, acceptable to the Authority, for the installation of such metering equipment.

          (J) In the event that the Customer requests the Authority to supply electricity in a manner requiring facilities in addition to or different from those normally provided by the Authority, the Authority will provide such facilities on the Authority's side of the Delivery Point, if practical to do so, provided the following conditions are met and a new Delivery Point Specification Sheet for such Delivery Point is executed to reflect these conditions:

               1) The Customer requesting the facilities shall submit a detailed written request to the Authority specifying the type and kind of facilities;

               2) The facilities are of a kind and type used by, or acceptable to, the Authority and are, installed in a place and in a manner acceptable to the Authority; and

               3) The Customer agrees, in the Delivery Point Specification Sheet for the subject Delivery Point, to pay to the Authority the cost of the facilities prior to their installation or, at the Authority's sole option, appropriate Monthly Facilities Charges in lieu thereof, in addition to the other charges recoverable under Schedule L.

          (K) In the event that the Customer's contract demand(s) under Schedule L (including any applicable riders thereto) is (are) reduced, nothing herein shall be construed as restricting the right of the Authority to change or reduce accordingly the capacity of the Authority's facilities serving the Customer.

          (L) The Delivery Point Specification Sheet for each Delivery Point shall set forth appropriate provisions concerning the installation and maintenance of the Delivery Point and shall provide for adequate compensation to the Authority on termination of the Delivery Point by the Customer.

SECTION 9. INTERRUPTION OF SERVICE

          (A) The Authority win make reasonable provisions to ensure satisfactory and continuous service but does not guarantee a continuous supply of electrical energy and shall not be liable for damage occasioned by interruptions of service or failure to commence delivery caused by an act of God, or the public enemy, or for any cause reasonably beyond the Authority's control, including, but not limited to, the failure or breakdown of generating or transmitting facilities, floods, fire, strikes or action or order of any agency having jurisdiction over the premises, or for interruptions that the Authority deems necessary for the inspection of, repair to, or changes to the Authority's facilities.

          (B) Nothing herein shall be construed as restricting in any way the Authority's right to interrupt service to the Customer as the Authority may deem necessary or appropriate to facilitate inspection of, repair to, or changes to the Authority's facilities consistent with Prudent Utility Practice; provided, however, that the Authority shall use its reasonable best efforts, when practicable, to provide the Customer with advance notice of such interruptions and to coordinate with the Customer the times of such interruptions. In any event, failure of the Authority and the Customer to agree upon the time of such an interruption shall not restrict the Authority from proceeding therewith as the Authority deems necessary.

                                                             Rate Schedule L-96
                                                                   Attachment A

          (C) The Customer shall provide written notification the Authority immediately of any defects, trouble or accident which may in any way affect the delivery of power by the Authority to the Customer.

          (D) Notwithstanding any provisions of Schedule L to the contrary, the Customer shall not be liable for any charges under this Schedule for any period during which he is unable to accept electric service due to strikes, fire, floods, or act of God or the public enemy.

          (E) Both the Customer and the Authority shall use all due diligence in removing any causes which prevent the delivery or use of electrical power and energy hereunder.

          (F) Any claims against the Authority resulting from an interruption of service shall be governed by the terms, conditions and limitations of the South Carolina Tort Claims Act, and any recovery in such claim shall not include indirect or consequential damages.

SECTION 10. INDEMNITY

          All electrical power and energy provided for hereunder shall be the property of the Customer upon passing the Delivery Point(s) and the Customer shall have sole responsibility for the use, misuse or presence of said power and energy on the Customer's side of the Delivery Point(s). The Customer will indemnify and hold the Authority harmless from all claims, loss or expense arising from, or in any way connected with, the presence, use or misuse of electrical power and energy on the Customer's side of the Delivery Point(s).

SECTION 11. DETERMINATION OF CONTRACT DEMANDS

          The maximum amount, or amounts, of electric power and energy that the Authority agrees to sell, and that the Customer agrees to purchase at each Delivery Point (the Customer's "Contract Demand(s)") initially shall be set forth in the Delivery Point Specification Sheet for such Delivery Point. The initial establishment of, and subsequent changes to, such Contract Demand(s) shall be made only pursuant to the applicable provisions of Schedule L; provided, however, that the Authority reserves the right to require, for any Customer or potential Customer having a load of greater than 100,000 kW, notice requirements for changes in that Customer's Contract Demands(s) longer than those set forth in Schedule L.

SECTION 12. TERM OF CONTRACT

          (A) The Service Agreement, terminating on its effective date all prior agreements between the parties, shall become effective on the date specified therein, and shall remain in effect for an initial term of five (5) years, and thereafter for additional terms of two (2) years such, unless terminated by written notice of such intention from either party to the other at least one (1) year prior to the expiration date of the initial term or subsequent term; provided, however, that in no event shall the Service Agreement expire prior to (i) the expiration of the initial term as outlined above, or (ii) the reduction of the Customer's Contract Demand(s) to zero in the manner or manners specified in Schedule L. Nothing herein contained shall in any way bar the right of the Authority to collect any sums due it at the termination of the prior agreements.

                                                             Rate Schedule L-96
                                                                   Attachment A

          If the Customer discontinues operations prior to the expiration of the initial term of the Service Agreement, or any subsequent term, or defaults under this Service Agreement in any respect and the Authority terminates the Service Agreement as a result of such default, the Customer agrees to pay to the Authority, on demand, a sum equal to the cumulative total of the Minimum Monthly Bills, as determined under Schedule L, for the remainder of the term of the Service Agreement, or any subsequent term.

          (B) "Contract Year shall" be a twelve-month period beginning on the earlier of (i) the anniversary of the date service is initiated or (ii) the anniversary of the effective date of the Service Agreement.

          (C) Schedule L and these General Terms and Conditions may be amended or revised by the Authority from time to time, in whole or in part, to reflect changed conditions, and when so amended or revised shall become effective as to all customers receiving service hereunder.

SECTION 13. WAIVER

          Any failure at any time by the Authority or the Customer to enforce a provision of Schedule L, these General Terms and Conditions, or the Service Agreement, shall not constitute a waiver by such party of said provision.

SECTION 14. OTHER CONTRACTS

          (A) Notwithstanding any other provision of Schedule L or these General Terms and Conditions to the contrary, an existing contract between the Authority and a Customer for the provision of service to such Customer pursuant to the Authority's Large Light and Power Rate Schedule that is in effect on the effective date of these General Terms and Conditions shall continue in full force and effect until its expiration. Such existing contract shall be deemed to constitute the Service Agreement between the Customer and the Authority hereunder until its expiration. ln the event any provision of these General Terms and Conditions or Schedule L conflicts with a provision of such existing contract, the provision of the contract shall prevail.

          (B) Upon the expiration of an existing contract between a Customer and the Authority, as described in the foregoing paragraph, continued service to such Customer shall be wholly subject to Schedule L and these Terms and Conditions.

          (C) The establishment of a new Delivery Point, or the substantial modification of an existing Delivery Point, for a Customer having an existing contract, as described in the foregoing two paragraphs, shall require the termination of such existing contract and the execution of a new Service Agreement of the form specified in Exhibit I hereto.

          (D) The terms and conditions of service to a Customer at a Delivery Point or Delivery Points under any rate schedule(s) or contract(s) other than Schedule L shall be unaffected by the terms of Schedule L and these General Terms and Conditions and shall be governed solely by the terms of such other rate schedule(s) or contract(s). The terms and conditions and service to each Delivery Point pursuant to Schedule L shall be governed solely by the provisions of Schedule L and these General Terms and Conditions and shall be unaffected by service, if any, to a Delivery Point or Delivery Points under any other rate schedule(s) or contract(s) between the Customer and the Authority.

                                                             Rate Schedule L-96
                                                                   Attachment A

          (E) Acceptance of service under Schedule L without the benefit of an executed Service Agreement or another formal, written contract between the Customer and the Authority will bind the Customer to all terms and conditions of Schedule L and these General Terms and Conditions the same as if a formal written contract had been executed. In such event, all obligations hereunder shall begin on the date of such acceptance of service and shall continue for an initial term of five (5) years and thereafter for additional terms of two (2) years each, unless and until terminated at the end of such initial term or any additional term by no less than one (1) year's advance written notice of termination from either party to the other.

                               Adopted              January 22, 1996
                                      -----------------------------------------
                               Effective for service rendered on and after April 1, 1996.

Supersedes:
Schedule L-95, Attachment A, Effective April 1, 1995

                                                                        L-97-SP

                    SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
                                (SANTEE COOPER)
                             LARGE LIGHT AND POWER
                         CURTAILABLE SUPPLEMENTAL POWER
                                 RIDER L-97-SP
                         ------------------------------


SECTION 1. AVAILABILITY:

          Service hereunder, "Supplemental Power Service," shall be available to those customers meeting the availability requirements of the Authority's Large Light and Power Rate Schedule ("Schedule L"), to which this Rider is attached and made a part of; provided, however, that in order to receive service hereunder, each such customer (hereinafter, the "Customer") shall have
(i) requirements for service hereunder of at least 10,000 kW, and (ii) a Firm Power Contract Demand that is at least 30,000 kW and at least twenty-five percent (25%) of the sum of all of that Customer's contract demands under Schedule L. In addition, service hereunder shall be available only upon prior written agreement between the Authority and the Customer. The total amount of additional Supplemental Power available to all customers of the Authority changes from time to time; the Authority will, prior to January 1 of each year, determine such total additional amount to be available during that year and allocate such amount to individual customers on a first-come, first-served basis.

SECTION 2. CHARACTER OF SERVICE:

          (A) Supplemental Power Service hereunder shall be electric power and energy of the same general characteristics as described in the Authority's Large Power and Light Rate Schedule which (i) are in excess of the Customer's Firm Contract Demand and (ii) are curtailable by the Authority and the Customer in accordance with the provisions of this Rider L-97-SP.

          (B) Subject to the provisions of Section 4 hereof, the Authority shall undertake to serve the Customers Supplemental Power requirements, up to the then-current level of the Customer's Supplemental Power Contract Demand, with the same level of reliability it provides to its other non-interruptible customers. In no event, however, shall the Authority have any obligation whatsoever to supply power and energy in an amount exceeding the sum of the Customer's then-current Firm Contract Demand pursuant to the Authority's Large Light and Power Rate Schedule, the Customer's contract demands under other applicable riders thereto, if any, and the Customers' Supplemental Power Contract Demand. If, at any time, the Customer allows its total load to exceed the sum of such contract demands, the Authority shall have the right, at the Authority's sole discretion, to either (a) serve such excess and, pursuant to
Section 5 hereof, charge the Customer for such service under the Authority's then-applicable Large Light and Power Rate Schedule, or (b) take whatever steps as may be reasonably necessary, including discontinuing all service to the Customer, to effect a reduction in service to the Customer to a level not exceeding such sum of the Customer's contract demands.

SECTION 3. MONTHLY BILLING RATES:

          The charges for service hereunder shall consist of the following:

     (A)  Demand Charge:

          The monthly Demand Charge for Supplemental Power Service shall be calculated by multiplying the Customer's then-current Supplemental Power Billing Demand by the then-applicable Monthly Supplemental Power Demand Rate, to wit:

          (1) Prior to January 1, 2000:

              $5.60 per kilowatt of the Customer's Supplemental Power Billing Demand

                                                                        L-97-SP


          (2) For the period beginning January 1, 2000 and extending until the Authority modifies such rate:

                    $3.00 per kilowatt of the Customer's Supplemental Power Billing Demand

     (B)  Energy Charge:

          The monthly Energy Charge for Supplemental Power Service shall be calculated by multiplying the total amount of kilowatt-hours of Supplemental Power delivered to the Customer during the current Billing Month by the Monthly Supplemental Power Energy Rate for such mouth. The Monthly Supplemental Power Energy Rate for a month shall be the sum of (i) the Authority's Average Monthly Fossil Fuel Cost Rate, as hereinafter defined, and (ii) a Non-Fuel Energy Rate of 0.228 cents/kWh.

          The Authority's Average Monthly Fossil Fuel Cost Rate for each month shall be determined by the following formula:

                    F = 100 * (Fm/Gm) * (l(l-K)) * (l/(l-L))
where:

        F    = Average Monthly Fossil Fuel Cost Rate in cents per kilowatt-hour, rounded to the nearest one-thousandth of a cent.

        Fm   = the Authority's total dollar fossil fuel cost for the current month, which shall be equal to the sum of:

          (a) the cost of fossil fuel burned or used in the Authority's own plants and the Authority's share of fossil fuel burned or used in jointly owned or leased plants as such costs are recorded in Accounts 501, 509, and 547; plus

          (b) the net energy cost of energy purchases, exclusive of capacity or demand charges (irrespective of the designation assigned to such transaction), when such energy is purchased on an economic dispatch basis. Included therein may be such costs as the charges or economy energy purchases and the charges as a result of scheduled outages, all such kinds of energy being purchased by the Authority to substitute for its own higher cost energy; plus

          (c) the actual identifiable fossil fuel costs associated with energy purchased for reasons other than identified in (b) above; less

          (d) the cost of fossil fuel recovered through inter-system sales including, without limitation, the fuel cost related to economy energy sales and other energy sold on an economic dispatch basis.

        Gm   = the Authority's fossil net generation, in kilowatt-hours, for the current month, which shall be equated to the sum of:

          (a) the net generation of the Authority's own fossil-fueled plants and the Authority's shares of jointly owned or leased fossil-fueled plants; plus

          (b)  interchange in; plus

          (c) the fossil-generated energy purchased by the Authority other than interchange; less

                                                                        L-97-SP



          (d) the net fossil-fueled generation associated with enter-system sales refereed to Fm(d) above.

        K   =  the Authority's allowance for capital improvements, which, for purposes of this Rider, shall be eight and one-half percent
               (8.5%), expressed as a decimal fraction.

        L   =  the Authority's allowance for transmission and distribution system losses applicable to service to the Customer, expressed as a decimal fraction.

        (C)    Other Costs:

               The Customer shall also pay the Authority monthly for such other costs as the Customer is responsible in accordance with the provisions of
Section 4 hereof.

SECTION 4. SUPPLEMENTAL POWER CONTRACT DEMAND:

          (A) General

              The Customer's Supplemental Power Contact Demand shall be the maximum amount of Supplemental Power, in kilowatts, which the Customer has requested and the Authority has agreed to supply. The Customer's Supplemental Power Contract Demand initially shall be specified in the Customer's Service Agreement and, thereafter, may be changed from time to time in accordance with the provisions of this Section 4.

          (B) Curtailment by Authority

          (1) The Authority shall, upon not less than six months' prior written notice to the Customer, have the right to interrupt or call for curtailment of either all or a portion of the Customer's use of Supplemental Power Service, either permanently or for a period of not less than twelve (12) months in duration. Any such notice of curtailment by the Authority hereunder shall set forth the amount and time period of the curtailment and shall also set forth a price or prices at which the Authority would be willing to continue serving the Customer hereunder in lieu of the noticed curtailment.

          (2) In the event that the Authority shall have given such a notice of curtailment to the Customer:

                   (a) The Customer's Supplemental Power Contract Demand shall, during the period of the noticed curtailment, be deemed to be reduced to the level set forth in Authority's notice, which may be zero.

                   (b) The Authority may extend the period of a curtailment in increments of at least one month, in each case by giving the Customer at least six months' prior written notice; provided, however, that such extensions in the aggregate shall not extend the originally noticed period of curtailment by more than six months.

                   (c) Notwithstanding any provision of Schedule L to the contrary, the Customer shall have the right, within the time periods specified in this subparagraph, to request that the Customer's Firm Power Contract Demand under Schedule L be increased, during the period of curtailment, by an amount up to the amount of curtailment called for by the Authority hereunder, in order that some or all of the power and energy that the Customer would have purchased hereunder as Supplemental Power but for the curtailment instead be purchased from the Authority as Firm Power under Schedule L. The time by which such a request must be given shall be sixty
                        (60) days from receipt by the Customer of the Authority's notice; provided, however, that in no event shall such request be required to be given more than twenty-two (22) calendar months' prior to the beginning of the noticed curtailment period.

               Any increase in Firm Power Contract Demands hereunder shall be only for the months in the Customer's request and notwithstanding any provision of Schedule L to the contrary, the Customer's Firm Power Contract Demand for all other months shall not be increased as a result of such notice and such notice shall not cause the Customer to pay any increased demand charge or any other increased billing charge for any months other than the months in the Customer's notice that would not have been payable absent such notice.

          (d)  By providing prior written notice to the Authority within sixty
               (60) days of receiving the Authority's notice of curtailment, the Customer may elect to purchase replacement power from the Authority to replace some or all of the Supplemental Power that the Customer otherwise would have purchased from the Authority hereunder but for the noticed curtailment elect to continue purchasing Supplemental Power and pay for such replacement power at the aforementioned alternative price or prices set forth in the Authority's notice during the period of the curtailment. Each such notice by the Customer shall set forth (i) the maximum amount of such replacement power, in kW the Customer desires to purchase from the Authority during the period of curtailment,and
               (ii) the Customer's agreement to pay for such replacement power at the aforementioned alternative price or prices set forth in the Authority's notice of the curtailment.

          (e)  By providing prior written notice to the Authority within sixty
               (60) days of receiving the Authority's notice of curtailment, the Customer my elect to have the Authority purchase for the Customer's account replacement power from another source selected by the Customer and deliver such replacement power to the Customer over the Authority's transmission system, provided that (i) sufficient transmission capacity is available and (ii) the terms and conditions of such purchase are not unreasonable to the Authority. Each such notice by the Customer shall set forth (i) the maximum amount of such replacement power, in kW, the Customer to purchase during the period of curtailment, and
               (ii) the Customer's agreement to pay the Authority for (a) all costs of purchasing such replacement power, and (b) any applicable charges for associated transmission services (including ancillary services) and any applicable stand-by services pursuant to then-effective rate schedules of the Authority for such services.

          (f) The Customer may replace some or all of the Supplemental Power that the Customer otherwise would have purchased from the Authority hereunder but for the noticed curtailment with generation located on the Customer's side of the Delivery Point; provided, however, that such generation shall not be operated electrically in parallel with the Authority's system except in accordance with the applicable provisions of Schedule L.

          (g) Notwithstanding the foregoing, in no event shall the Authority be required to deliver to the Customer at any time an amount of replacement power hereunder that exceeds amount of the reduction in the Customer's Supplemental Power Contract Demand.

      (C) Curtailment and Increase by Customer

          (1) Upon not less than six months' prior written notice to the Authority, the Customer shall be able to reduce or increase its Supplemental Power Contract Demand by any amount, either permanently or for a period of not less than twelve (12) months in duration; provided, however, that no such increase in the Customer's Supplemental Power Contract Demand shall become effective without the Authority's approval, which approval shall not be unreasonably withheld.

          (2) In the event that the Customer shall have given a notice for such a reduction:

                    (a) The Customer's Supplemental Power Contract Demand shall, during the period of the noticed reduction, be deemed to be reduced to the level set forth in Customer's notice, which may be zero.

                    (b) The Customer may extend the noticed period of reduction in Supplemental Contract Demand in increments of at least one month, in each case by giving the Authority at least six months' prior written notice; provided, however, that such extensions in the aggregate shall not extend the originally noticed period of reduction by more than six months.

                    (c) The Customer may replace the power that the Customer otherwise would have purchased from the Authority hereunder but for the noticed reduction by the Customer in the Customer's Supplemental Power Contract Demand through generation located on the Customer's side of the Delivery Point; provided, however, that such generation shall not be operated electrically in parallel with the Authority's system except in accordance with the applicable provisions of Schedule L.

SECTION 5. SUPPLEMENTAL POWER BILLING DEMAND:

          (A) The Customer's Supplemental Power Billing Demand hereunder shall be equal to the Customer's Supplemental Power Contract Demand.

          (B) In the event the Customer's Measured Demand exceeds the sum of the Customer's Firm Contract Demand pursuant to the Large Light and Power Rate Schedule, the Customer's contract demands under other applicable riders thereto, if any, and the Customer's Supplemental Power Billing Demand hereunder, such excess shall be treated as "Excess Demand" in accordance with
Section 14 (Additional Loads) of the Large Light and Power Rate Schedule.

SECTION 6. OTHER TERMS AND CONDITIONS:

          (A) This Rider L-97-SP may be amended or revised by the Authority from time to time, in whole or in part, to reflect changed conditions, and when so amended or revised shall become effective as to all customers receiving service hereunder.

          (B) Except as otherwise provided in this Rider, service hereunder shall be subject to all terms and conditions of the then-applicable Large Light and Power Rate Schedule.

                                     Adopted            June 30, 1997
                                            -----------------------------------
                                     Effective for bills rendered on and after July 1, 1997.

                                                                  EXHIBIT 10.01


                                                                         L-96-1

                    SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
                                (SANTEE COOPER)
                             LARGE LIGHT AND POWER
                             INTERRUPTIBLE SERVICE
                                  RIDER L-96-l

Section 1. Availability:

         (A) Service hereunder, "Interruptible Power", is available to Customers meeting the availability requirements of the Authority's Large Light and Power Rate Schedule L-96 or its successor (hereinafter, "Schedule L"), to which this Rider L-96-l is attached and made a part of. In addition, service hereunder shall be available only to specified Delivery Points upon a prior written agreement between the Authority and the Customer with respect to each such Delivery Point, in the form of an appropriate Delivery Point Specification Sheet attached to the Service Agreement between the Customer and the Authority.

         (B) In order to receive service under this Rider L-96-l, the sum of the Customer's Contract Demands under this Rider L-96-l plus the Customer's Firm Contract Demand must equal or exceed 1,000 kW.

         (C) The total amount of Interruptible Power available to all customers changes from time to time and the availability of such power hereunder is strictly subject to the provisions of this Rider L-96-l, including, without limitation, Section 4(B)(4) hereinbelow.

Section 2. Character of Service:

         (A) Interruptible Power hereunder shall be electrical power and energy of the same general characteristics as described in Schedule L that (i) is in excess of Firm Power purchased by the Customer under Schedule L and Supplemental Power, if any, purchased by the Customer under Rider L-94-SP, and (ii) is interruptible or curtailable by the Authority in accordance with the following terms of this Rider.

         (B) The Authority shall have the right, at any time or times and for any reason or reasons, to interrupt or call for curtailment of all or part of the Interruptible Power, provided that the total aggregate duration of such interruptions or curtailments shall not exceed 400 hours, nor occur in more than 60 days, in any calendar year and, provided further, that the number of such interruptions or curtailments shall not exceed two (2) in any calendar day nor aggregate more than twelve (12) hours in any calendar day or forty-eight
(48) hours in any calendar week (Monday through Sunday). The Authority shall from time to time establish operational guidelines which state the conditions/circumstances under which calls for curtailment may be made. Such operational guidelines shall be published, and available for review, at the Authority's offices.

         (C) When the Authority wishes to interrupt or curtail the Customer's Interruptible Power as provided herein, the Authority shall give notice thereof to the Customer by telephone or by such other means as the Authority may from time to time designate. Each such notice shall specify a demand level, which may be zero, to which the Customer's use of Interruptible Power is to be limited and the time period (hereinafter, a "Curtailment Period") to which such limitation is to apply. After receiving such a notice, the Customer shall, except as otherwise provided herein, limit the Customer's use of Interruptible Power during the Curtailment Period to which the notice applies, to the level specified by the Authority. Each such notice shall be deemed received by the Customer if the Authority shall have issued or attempted to issue that notice.

                                                                         L-96-1



         (D) The Authority will give as much advance notice as practicable of probable curtailments and, whenever possible, a notice of at least two and one-half (2 1/2) hours. The final scheduling of curtailments by the Authority will be postponed as long as practicable in order to minimize their occurrence and duration. Each notice issued by the Authority may be withdrawn or modified prior to the beginning of the potential Curtailment Period to which it applies. Such withdrawal or modifications shall be issued to the Customer by the same means as the original notices. Notices, if and to the extent so modified, shall be deemed to establish final Curtailment Periods and demand limitations. Notices withdrawn prior to the beginning of their respective Curtailment Period shall be without any further force or effect. The Authority shall confirm final notices of curtailment by subsequent letter to the Customer as soon as reasonably practicable after the end of the respective Curtailment Periods.

         (E) After a notice of curtailment shall have been issued by the Authority, the Customer shall have the right to exceed the demand limitation set forth in the notice if, and only if, (i) the Customer makes a request to do so prior to the beginning of the Curtailment Period to which the notice applies and the Authority, in its sole judgement, determines that it can supply the requested excess, and (ii) the Customer agrees to pay for such excess at the price(s) quoted by the Authority in response to such request. The Authority shall designate in writing from time to time a representative to whom such requests should be directed, and the Customer shall designate in writing from time to time a representative of the Customer who is authorized to make such requests and issue such agreements. Requests that are granted and the corresponding agreements to pay the quoted prices shall be confirmed in writing by the Authority as soon as is reasonably practicable after the corresponding Curtailment Periods have ended. Electrical power and energy purchased by the Customer pursuant to this paragraph shall be classified as "Secondary Power."

         (F) All power and energy used by the Customer during a Curtailment Period in excess of the demand limitation set forth in the Authority's notice for such Curtailment Period that is not classified as Secondary Power shall be classified as Excess Power; provided, however, that the Authority shall be under no obligation whatsoever to furnish such Excess Power.

Section 3. Monthly Rates and Charges:

         For all Interruptible Power provided hereunder, the monthly charge shall consist of the following charges:

(A)      Interruptible Power:

         For all services provided hereunder other than Secondary Power and Excess Power:

         (1)      Monthly Demand Charge:

                  (a)      All kW of Interruptible Billing Demand @....$6.89/kW.

                  (b) For each kW of Interruptible Billing Demand, a charge or credit, if any, determined from time to time pursuant to the Authority's Demand Sales Adjustment Clause DSC-96, or its currently applicable successor clause, if any.

                                                                         L-96-1



         (2)      Monthly Energy Charge:

                  (a)      Base Energy Charge:

                           All kWh @................................$0.0219/kWh.

                  (b)      Fuel Adjustment Charge:

                           For each kWh the charge or credit per kWh determined for the month pursuant to the Authority's Fuel Adjustment Clause FAC-96, or its successor clause, with "F(b)/S(b)" and "K" of the formula in said clause being equal to $0.0169/kWh and .085, respectively.


         (B)      Secondary Power:

                  The price for Secondary Power used by the Customer in each Curtailment Period shall be the price quoted by the Authority for such power and energy as hereinabove described. Each such quotation shall be based on the Authority's reasonable best estimate of its incremental costs of supplying such Secondary Power, plus a margin of 15%. Such costs may include both demand-related costs and energy-related costs.

         (C)      Excess Power:

                  The price for Excess Power used by the Customer in each Curtailment Period shall be 200% of the Authority's reasonable best estimate of its incremental cost (including opportunity costs) of supplying such Excess Power. Such incremental costs may include both demand-related and energy-related costs.

                  In addition, whenever the Customer shall have used Excess Power during a Curtailment Period, the provisions of Section 4(C) below shall apply.

Section 4.  Determination of Demands:

         (A)      Interruptible Billing Demand

                  The Customer's Interruptible Billing Demand for each Billing Month shall be the amount, if any, by which the Customer's Measured Demand for such month, determined pursuant to Section 4(B) of Schedule L, exceeds the sum of (i) the Customer's then-current Firm Contract Demand, under Schedule L, (ii) the Customer's then-current Supplemental Power Contract Demand, if any, under Rider L-94-SP, and (iii) the Customer's Off-Peak Power Billing Demand, if any, under Rider L-96-OP; provided, however, that in no event shall such Interruptible Billing Demand be (i) less than 80% of the Customer's then current Interruptible Contract Demand, nor (ii) greater than the Customer's Interruptible Contract Demand.

(B) Interruptible Contract Demand

                  (1) Except as otherwise provided herein, the Customer's Interruptible Contract Demand shall be the maximum amount of Interruptible Power, in kilowatts, that the Customer has requested and the Authority has agreed to supply, as evidenced in the Delivery Point Specification Sheet for which the Delivery Point that is attached to, and a part of, the Service Agreement between the Customer and the Authority.

                                                                         L-96-l




                  (2) The Customer may reduce its Interruptible Contract Demand for a Delivery Point, for any twelve month period and subsequent twelve month periods, by providing prior written notice of such reduction to the Authority at least one year prior to the beginning of the first period to which the notice applies; provided, however, that (i) no such reduction shall become effective before the fifth anniversary of the Service Agreement between the Customer and the Authority, and provided further that (ii) the greatest amounts of such reductions shall be as follows:

         (a) For the first twelve month period to which such notice applies, the maximum reduction shall be the greater of 5,000 kW or 25% of the Interruptible Contract Demand for such year.

         (b) For the second succeeding twelve month period, the maximum reduction shall be the greater of 10,000 kW or 50% of the Interruptible Contract Demand for such year.

         (c) For the third succeeding twelve month period, the maximum reduction shall be the greater of 15,000 kW or 75% of the Interruptible Contract Demand for such year.

         (d) For the fourth and subsequent twelve month periods,the maximum reduction shall be 100% of the respective Interruptible Contract Demand(s) for such years.

                  Notices of such reductions in the Customer's Interruptible Contract Demand shall be irrevocable once given.

                  (3) The Customer's Interruptible Contract Demand, once established or reduced, may be increased only by mutual agreement between the Authority and the Customer evidenced by the execution of a new, revised Delivery Point Specification Sheet for the Delivery Point to which the increase is to apply. The Authority shall be under no obligation to agree to any such increase but shall give good faith consideration to each such request. In such an event, the Authority may require additional special terms and conditions applicable to service to the Customer be included in the aforementioned new Delivery Point Specification Sheet.

                  (4) The total amount of Interruptible Power available for sale to all customers changes from time to time. In initially determining the amount of Interruptible Power, if any, to provide a Customer and/or in determining the amount, if any, by which a Customer's Interruptible Contract Demand may be increased, the Authority shall take into account the total amount of such Interruptible Power it reasonably expects to be available and its prior commitments for sales of such power. If, and to the extent that, the Authority thus determines it can make additional Interruptible Power available to new Customers and to existing Customers, the Authority shall do so on a first-come, first-served basis.

              (C) Excess Demands

                  (1) In the event the Customer's use of service during any Curtailment Period exceeds the demand level established by the Authority for such Curtailment Period, the Customer's Interruptible Contract Demand shall be reduced, and the Customer's Firm Contract Demand shall be increased, by the greatest 30-minute integrated demand of such excess. In such event, such reduction and such increase each shall apply for the current Billing Month and the subsequent eleven (11) Billing Months.

                                                                         L-96-I



                  (2) Notwithstanding the foregoing or any other provision of this Rider L-96-I, Schedule L, or the General Terms and Conditions attached thereto, the Authority shall be under no obligation whatsoever to supply demands in excess of the demand level established by the Authority during a Curtailment Period, and nothing herein shall be construed as restricting the right of the Authority to take such steps as the Authority may deem necessary, including without limitation complete interruption of service to the Customer, to limit the Customer's demand so as not to exceed such demand level.


Section 5. Other Terms and Conditions:

                  Service under this Rider L-96-I, is subject to the terms of the currently effective Schedule L, the currently effective General Terms and Conditions attached thereto, and the Service Agreement between the Customer and the Authority.



                     Adopted         January 22, 1996
                             --------------------------------------------------
                     Effective for service rendered on and after April 1, 1996.



Supersedes:
Schedule L-95-I, Effective April 1, 1995

                                                                         FAC-96



                    SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
                                (SANTEE COOPER)
                             FUEL ADJUSTMENT CLAUSE
                                     FAC-96


Applicability:

                  This Fuel Adjustment Clause is applicable to and becomes a part of each of the Authority's published rate schedules that so specify.

Adjustment of Bills:

                  Each monthly bill, computed under the appropriate rate schedule, will be increased or decreased by an amount equal to the result of multiplying the measured or used kWh by the factor F, determined as follows:

                         F = ( F(m)/S(m) - F(b)/S(b) ) x ( 1 / 1-K )

Where:

         1. F    = Adjustment factor in dollars per kWh rounded to the
                  nearest one-thousandth of a cent.

         2. F(m) = Total fuel cost for the three preceding months, consisting of the costs of:

                  a. fossil and nuclear fuel consumed in the Authority's own plants and the Authority's share of fossil and nuclear fuel consumed in jointly owned or leased plants, plus

                  b. the actual identifiable fossil and nuclear fuel costs associated with energy purchased for reasons other than identified in (c) below, plus

                  c. the net energy cost of energy purchases, exclusive of capacity or demand charges (irrespective of the designation assigned to such transaction), when such energy is purchased on an economic dispatch basis. Included therein may be such costs as the charges for economy energy purchases and the charges as a result of scheduled outage, all such kinds of energy being purchased by the Authority to substitute for its own higher cost energy; and less

                  d. the cost of fossil and nuclear fuel recovered through inter-system sales and non-firm intra-system sales (Economy Power, Secondary Power, Curtailable Supplemental Power), including the fuel costs recovered through economy energy sales and other energy sold on an economic dispatch basis.

         3. S(m)= kWh sales which shall be equated for the three preceding months to the sum of (i) generation, (ii) purchases, (iii) interchange in, less (iv) energy associated with pumped storage operations, less (v) sales referred to in F(m) (d) above, less (vi) average annual power supply transmission losses in decimal form times the net sum of (i), (ii), (iii),
                           (iv), and (v) in this definition of S(m).

                                                                         FAC-96



         4.  F(b)/S(b)     =  $0.0169

                           Where:

                           a.   F(b) = Total estimated fuel cost in the
                                base period.

                           b. S(b) = Total estimated kWh sales for the base period.

         5.  K =           Allowance for capital improvements and distribution
                           losses, as set forth in each rate schedule to which this Clause applies.

                    Adopted       January 22, 1996
                           ---------------------------------------------------
                    Effective for service rendered on and after April 1, 1996.
Supersedes:
Schedule FAC-94, Effective April 1, 1994

                                                                         DSC-96

                    SOUTH CAROLINA PUBLIC SERVICE AUTHORITY
                                (SANTEE COOPER)
                        DEMAND SALES ADJUSTMENT CLAUSE
                                    (DSC-96)

Section 1. Purpose:

                  The purpose of this Clause is to credit the Authority's firm-requirements customers with appropriate shares of the demand-related or capacity-related revenues, if any, obtained by the Authority through Non-Class Sales, to the extent that such sales may not be reflected in the currently effective rates for such firm-requirements customers. As used herein, "Non-Class Sales" consist of (i) off-system, inter-utility sales, and (ii) non-firm, non-requirements, on-system sales (such as sales of Interruptible Power, Off-Peak Power, Standby Power, and Supplemental Curtailable Power pursuant to the Authority's Large Light & Power Rate Schedule and the currently effective riders thereto).

Section 2. Applicability:

                  The Demand Sales Adjustment Clause is applicable, to and becomes a part of, all of the Authority's published rate schedules that so specify.

Section 3. Adjustment of Bills:

                  Each customer's current monthly bill, as computed under the appropriate rate schedule, will be decreased (or, when applicable, increased) by an amount equal to the result of multiplying (i) the appropriate rate "D" (as defined below), times (ii) either (a) in the case of each Large Light & Power ("Industrial") customer, that customer's current Firm Billing Demand, or (b) in the case of each Municipal Light & Power ("Municipal") customer, that customer's current Billing Demand, or (c) in the case of each other type of customer ("Distribution Service" customers), the total billed kWh of energy for the period to which the bill applies.

                  The rate D shall, for each respective customer class, be determined as follows:

                             D = (R(m) - R(b)) / B(m)

         Where:

                  D     =  The adjustment rate factor, in dollars per kW for
                           Industrial and Municipal customers and in dollars per kWh for Distribution Service customers, in each case, rounded to the nearest one-thousandth of a cent.

                  R(m)  =  The total revenues from Non-Class Sales for the
                           preceding month allocated to the customer class (Industrial, Municipal, or Distribution Service), based on the projected average twelve-month class coincident peak demand contributions for the current calendar year, as set forth in the Authority's then most recently adopted load forecast.

                  R(b)  =  The allocated revenues from Non-Class Sales,
                           reflected in the currently effective rate(s) for the customer, which shall, for purposes of this Clause, be the following amounts:

                                    (1)      For Industrial customers: $306,200
                                             per month beginning April 1, 1996.

                                                                         DSC-96



                                    (2)      For Municipal customers: $26,000
                                             per month beginning April 1, 1996.

                                    (3)      For Distribution Service
                                             customers: $470,100 per month
                                             beginning April 1, 1996.

                  B(m)   = The projected total billing units for the customer
                           class to which the adjustment rate factor, D, is to apply, for the current month, in kW for Industrial and Municipal customer classes and in kWh for Distribution Service customer classes.

                     Adopted        January 22, 1996
                            ---------------------------------------------------
                     Effective for service rendered on and after April 1, 1996.

Supersedes:
Schedule DSC-94, Effective April 1, 1994





                                      -2-